UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2003

Dividend Capital Trust Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-86234	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, Suite 1700, Denver, CO
(Address of principal executive offices)

(303) 228-2200
(Registrant’s telephone number)

Item 2. Acquisition or Disposition of Assets

              Purchase of the Mallard Lake Distribution Facility.  On October 29, 2003, Dividend Capital Trust Inc. (the “Company”) purchased a distribution facility located in Hanover Park, Illinois, a submarket of Chicago (“Mallard Lake”).  Mallard Lake was completed in 2000 and contains approximately 222,000 rentable square feet.  The purchase price for Mallard Lake was $10,978,631, which was paid from proceeds from the Company's public offering under a registration statement filed on April 15, 2002, as amended.  The total cost of Mallard Lake, including closing costs and other expenses (including an acquisition fee of approximately $330,000 payable to the Company's advisor, Dividend Capital Advisors, LLC) was approximately $11,400,000.

              Purchase of the West by Northwest Distribution Facility.  On October 30, 2003, the Company purchased a distribution facility located in Houston, Texas (“West by Northwest”).  West by Northwest was completed in 1997 and contains approximately 190,000 rentable square feet.  The purchase price for West by Northwest was $8,275,000, which was paid from proceeds from the Company’s public offering. The total cost of the West by Northwest facility, including closing costs and other expenses (including an acquisition fee of approximately $248,000 payable to the Company's advisor) was approximately $8,610,000.

              Mallard Lake and West by Northwest were purchased from the Opus Group of Companies, which is not affiliated with the Company.  The purchase price was determined through negotiations between the seller and the Company's advisor.

              For a more complete description of these transactions, please see our press release dated October 29, 2003, a copy of which is attached hereto as Exhibit 99.1.

Item 7. Financial Statements And Exhibits.

              To be filed by amendment.  Pursuant to Item 7(b)(2) of Form 8-K, the Company hereby undertakes to file financials statements filed in response to this item on an amendment to the Current Report on Form 8-K no later than 60 days after November 13, 2003.

(c) Exhibits

Exhibit Number	Exhibit Title

99.1	Press release dated October 29, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.

November 12, 2003
	By:	/s/ Evan H. Zucker
Evan H. Zucker
Chief Executive Officer